Exhibit 99.1

  Oceaneering Announces 32% Sequential Improvement in Second Quarter Earnings

      HOUSTON, Aug. 11 /PRNewswire-FirstCall/ -- Oceaneering International, Inc. (NYSE: OII) today reported a 32% sequential improvement in second quarter earnings for the quarter ended June 30, 2003. On revenues of $163.8 million, Oceaneering generated net income of $8.1 million, or $0.33 per common share. For the first quarter of 2003, Oceaneering reported revenues of $140.7 million and net income of $6.0 million, or $0.25 per common share. The increase in earnings over the first quarter was the result of improved profit contributions by Oceaneering's Remotely Operated Vehicle, Subsea Products, and Inspection & Non-Destructive Testing business segments.


                               Summary of Results
                    (in thousands, except per share amounts)

                               Three months ended        Six months ended
                             June 30,       March 31,         June 30,
                         2003       2002       2003       2003       2002

    Revenues            $163,761   $141,550   $140,669   $304,430   $280,399
    Gross Margin         $28,226    $31,587    $24,163    $52,389    $57,597
    Operating Income     $14,743    $20,108    $11,457    $26,200    $35,208
    Net Income            $8,086    $10,926     $6,035    $14,121    $19,290

    Diluted Earnings
     Per Share             $0.33      $0.44      $0.25      $0.58      $0.79

    Weighted Average
     Number of Diluted
     Shares               24,284     24,892     24,500     24,392     24,555


      On a comparable basis for the second quarter of 2002, Oceaneering reported revenues of $141.6 million and net income of $10.9 million, or $0.44 per share. The year-over-year quarterly decline in net income was attributable to lower revenue and gross margin contributions from Oceaneering's Subsea Products and Subsea Projects business segments and a higher level of Unallocated Expenses. All Oceaneering business segments continued to contribute profit margins, despite a challenging market environment for oilfield services and products in general.

      John Huff, Chairman and Chief Executive Officer, stated, "Results for the quarter were encouraging and within our earnings guidance range. Revenues from each of our six business segments were higher in the second quarter than the first quarter.

      "When compared to the first quarter of this year, gross margin from our Remotely Operated Vehicle operations increased on the strength of improved fleet utilization to 72% from 64%. Geographically most of the profit improvement came from our Eastern Region, particularly in Norway and West Africa, as anticipated. Inspection & NDT gross margin increased due to higher service sales, particularly in Europe, and an improvement in gross margin percentage derived from the contribution of operations acquired in the first quarter.

      "Subsea Products gross margin improved on higher sales and an improvement in gross margin percentage from both Multiflex umbilicals and Oceaneering Intervention Engineering specialty subsea products. Subsea Products gross margin was positively impacted by $1.3 million due to the successful completion of a project at a lower cost than previously estimated. Backlog dropped to $26 million, down from $31 million at the end of the first quarter. Our relatively low level of backlog continues to be attributable to depressed umbilical orders. Certain orders have been delayed and we expect our backlog to be higher by the end of this year. We are continuing our efforts to locate a suitable facility to expand our U.S. umbilical plant manufacturing capacity. Profit contributions from our U.S. and Brazilian steel tube capabilities are expected by the third quarter of 2004.

      "Gross margin from our Subsea Projects segment declined due to a very competitive market environment in the Gulf of Mexico for diving and vessel-related subsea installation, repair and maintenance services. Unallocated Expenses increased due to higher restricted stock expenses associated with our long-term and deferred compensation plans. Gross margin contributions from our Mobile Offshore Production System and Advanced Technologies segments were comparable to the first quarter.

      "During the second quarter, we continued to have strong cash flow provided by operating activities. Our capital expenditures, including acquisitions, were $26.3 million. Our cash balance at quarter's end was $26.6 million and recently we completed the arrangement of a new $100 million credit facility. We remain committed to use our financial strength to make accretive investments, which will expand and augment our existing operations, as well as to continue share repurchases as conditions warrant.

      "Our current EPS outlook is approximately $1.40 for 2003. This reflects a lower anticipated profit contribution by our Subsea Products operations. We are projecting earnings per share in the range of $0.35 to $0.40 for the third quarter.

      "At this time, we estimate 2004 EPS in the range of $1.60 to $1.75. This estimate is based on incremental earnings contributions from Subsea Products, driven by increased subsea completion activity, and additional asset and acquisition investments. We anticipate continuation of current market conditions or similar demand trends for our other five business segments. Should a substantive recovery in market demand, particularly for our niche ROV and Subsea Projects, occur we will be able to improve on this estimate by utilizing our excess capacity and operating leverage."

      Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering's intentions with respect to the use of its financial strength, its projected earnings for 2003 and 2004, its expectations concerning future umbilical orders and contributions from its U.S. and Brazilian steel tube capabilities, incremental earnings contribution from additional asset and acquisition investments, and possible future share repurchases. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are: industry conditions, prices of crude oil and natural gas, Oceaneering's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering's periodic filings with the Securities and Exchange Commission.

      Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering's services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.

      For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company's earnings release conference call, scheduled for August 12, 2003 at 10:00 am central time, can be heard at www.companyboardroom.com (enter ticker
OII).


                OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                        June 30, 2003        Dec. 31, 2002
                                                   (in thousands)
    ASSETS
      Current Assets (including cash
       and cash equivalents of $26,617
       and $66,201)                        $237,604             $233,070
      Net Property and Equipment            327,734              322,390
      Other Assets                           51,254               34,888
         TOTAL ASSETS                      $616,592             $590,348

    LIABILITIES AND
     SHAREHOLDERS' EQUITY
      Current Liabilities                  $126,319             $116,031
      Long-Term Debt                        115,200              112,800
      Other Long-Term Liabilities            50,848               47,652
      Shareholders' Equity                  324,225              313,865
         TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY             $616,592             $590,348


                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                      For the                   For the
                                Three Months Ended          Six Months Ended
                           June 30,  June 30,   March 31,       June 30,
                            2003       2002       2003       2003       2002
                                (in thousands, except per share amounts)

    Revenues              $163,761   $141,550   $140,669  $304,430   $280,399
    Cost of Services       135,535    109,963    116,506   252,041    222,802
       Gross Margin         28,226     31,587     24,163    52,389     57,597
    Selling, General
     and Administrative
     Expenses               13,483     11,479     12,706    26,189     22,389
       Income from
        Operations          14,743     20,108     11,457    26,200     35,208
    Interest Income            123        135        164       287        204
    Interest Expense        (1,931)    (2,355)    (1,920)   (3,851)    (4,682)
    Equity Earnings
     (Losses) of
     Unconsolidated
     Affiliates                (85)      (675)      (136)     (221)      (312)
    Other Expense, Net        (410)      (403)      (280)     (690)      (745)
       Income before
        Income Taxes        12,440     16,810      9,285    21,725     29,673
    Provision for Income
     Taxes                  (4,354)    (5,884)    (3,250)   (7,604)   (10,383)
       Net Income         $  8,086   $ 10,926   $  6,035  $ 14,121   $ 19,290

    Diluted Earnings
     per Common Share        $0.33      $0.44      $0.25     $0.58      $0.79
    Weighted Average Number
     of Common Shares and
     Equivalents            24,284     24,892     24,500    24,392     24,555

      The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.


                          SELECTED CASH FLOW INFORMATION

                                      For the                    For the
                                 Three Months Ended          Six Months Ended
                             June 30,  June 30,  Mar. 31,  June 30,  June 30,
                              2003       2002      2003      2003      2002
                                             ($ in thousands)

    Capital Expenditures,
     Including Acquisition  $26,276    $ 4,857   $37,575   $63,851   $12,025
    Depreciation and
     Amortization           $14,174    $12,873   $13,746   $27,920   $25,243


                              SEGMENT INFORMATION

                                    For the                  For the
                              Three Months Ended        Six Months Ended
                         June 30,   June 30,  Mar. 31,  June 30,  June 30,
                           2003       2002      2003      2003      2002
                                         ($ in thousands)
OFFSHORE OIL AND GAS
 Remotely Operated Vehicles
              Revenues  $ 40,879   $ 37,730  $ 35,064  $ 75,943  $ 73,752
          Gross Margin  $ 10,633   $ 10,846  $  8,859  $ 19,492  $ 20,471
        Gross Margin %        26%        29%       25%       26%       28%
        Days Available    11,375     11,336    11,250    22,625    22,586
           Utilization        72%        70%       64%       68%       70%
 Subsea Products
              Revenues  $ 27,878   $ 36,461  $ 24,041  $ 51,919  $ 69,020
          Gross Margin  $  6,366   $  8,453  $  3,588  $  9,954  $ 15,453
        Gross Margin %        23%        23%       15%       19%       22%
 Subsea Projects
              Revenues  $ 18,367   $ 21,534  $ 12,534  $ 30,901  $ 43,501
          Gross Margin  $  1,683   $  4,319  $  2,291  $  3,974  $  8,966
        Gross Margin %         9%        20%       18%       13%       21%
 Mobile Offshore
  Production Systems
              Revenues  $ 12,068   $ 12,474  $ 11,289  $ 23,357  $ 24,701
          Gross Margin  $  4,460   $  4,730  $  4,601  $  9,061  $ 10,563
        Gross Margin %        37%        38%       41%       39%       43%
 Inspection & NDT
              Revenues  $ 34,761   $ 10,881  $ 30,480  $ 65,241  $ 20,057
          Gross Margin  $  4,320   $  1,417  $  3,150  $  7,470  $  2,753
        Gross Margin %        12%        13%       10%       11%       14%

ADVANCED TECHNOLOGIES
              Revenues  $ 29,808   $ 22,470  $ 27,261  $ 57,069  $ 49,368
          Gross Margin  $  5,486   $  4,233  $  5,387  $ 10,873  $  8,700
        Gross Margin %        18%        19%       20%       19%       18%

UNALLOCATED EXPENSES    $ (4,722)  $ (2,411) $ (3,713) $ (8,435) $ (9,309)

TOTAL
              Revenues  $163,761   $141,550  $140,669  $304,430  $280,399
          Gross Margin  $ 28,226   $ 31,587  $ 24,163  $ 52,389  $ 57,597
        Gross Margin %        17%        22%       17%       17%       21%

SOURCE  Oceaneering International, Inc.
    -0-                             08/11/2003
    /CONTACT: Jack Jurkoshek, Manager Investor Relations of Oceaneering International, Inc., +1-713-329-4670, or fax, +1-713-329-4653/
    /Web site:  http://www.companyboardroom.com /
    /Web site:  http://www.oceaneering.com /
    (OII)